Exhibit 5.1
Form SB-2
Skypath Networks, Inc.

                   [LETTERHEAD OF COHNE, RAPPAPORT & SEGAL]



November 6, 2003


Board of Directors
Skypath Networks, Inc.
300 Metro Center Boulevard, Suite 150
Warwick, RI 02886

                  Re:  Skypath Networks, Inc.
                       Registration Statement on Form SB-2


Gentlemen:

     We have acted as special counsel Skypath Networks, Inc. (the "Company") in connection with the proposed registration of shares (the "Shares") of the Company's common stock, $.001 par value (the "Common Stock"), on a registration statement on Form SB-2 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This registration statement, as it may be amended or supplemented from time to time, including all exhibits thereto, is referred to hereinafter as the "Registration Statement."

     The Shares  consist of up to (i) 2,000,000  shares  offered by the Company,
(ii) 220.,0000 shares of Common Stock issuable to Selling Shareholders upon the exercise of outstanding warrants (the "Warrant Shares") and (iii) 950,000 shares of Common Stock offered by Selling Shareholders.

         In this regard, we have examined: (i) the Company's Restated and Amended Certificate of Incorporation and Bylaws, each as amended and as presently in effect; (ii) the Registration Statement; and (iii) such officers' certificates, resolutions, minutes, corporate records and other documents as we have deemed necessary or appropriate for purposes of rendering the opinions expressed herein.

     In rendering such opinions, we have assumed the authenticity of all documents and records examined the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

     The opinions expressed herein are based solely upon our review of the documents and other materials expressly referred to above. We have not reviewed

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any other  documents in rendering  such  opinions.  Such  opinions are therefore qualified by the scope of that document examination.

     The opinions expressed herein are based solely upon our review of the documents and other materials expressly referred to above. We have not reviewed any other documents in rendering such opinions. Such opinions are therefore qualified by the scope of that document examination.

     Based upon and subject to the foregoing, and on such other examinations of law and fact as we have deemed necessary or appropriate in connection herewith, we are of the opinion that: (1) the Warrants Shares offered by the Company when issued and the shares that will be issued upon exercise of the warrants, all in accordance with the terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock; (2) the 950,000 shares offered by the selling shareholders are duly authorized, validly issued, fully paid and nonassessable shares of Common Stock; and (3) the 2,000,000 shares offered by the Company are duly authorized and will, when issued and paid for, will be validly issued, fully paid and nonassessable shares of common stock.

     Except as expressly otherwise noted herein, this opinion is given as of the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not hereby admit that we fall within the category of persons whose consent is required pursuant to
Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/ Cohne, Rappaport & Segal.

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